GUY CARPENTER

LIFE SURPLUS SHARE REINSURANCE CONTRACT

issued to

PRUDENTIAL INSURANCE COMPANY OF AMERICA, INCORPORATED

Newark, New Jersey

including any and/or all companies that are or may hereafter become affiliated therewith

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4882-0010 (ING Re)

GUY CARPENTER

LIFE SURPLUS SHARE REINSURANCE CONTRACT

TABLE OF CONTENTS

Article		Page
	Preamble..................................................................................................	4
1	Business Covered ....................................................................................	4
2	Retention and Limit.................................................................................	4
3	Special Conditions...................................................................................	5
4	Commencement and Termination ...........................................................	5
5	Special Termination ................................................................................	5
6	Territory ..................................................................................................	6
7	Exclusions ...............................................................................................	7
8	Special Acceptance .................................................................................	8
9	Premium ..................................................................................................	8
10	Experience Refund ..................................................................................	9
11	Definitions...............................................................................................	10
12	Extra Contractual Obligations................................................................	11
13	Claims Notice..........................................................................................	12
14	Claims Payment.......................................................................................	12
15	Original Conditions.................................................................................	13
16	Net Retained Lines..................................................................................	13
17	Currency..................................................................................................	13
18	Compliance..............................................................................................	14
19	Taxes .......................................................................................................	14
20	DAC Tax ................................................................................................	15
21	Access to Records ...................................................................................	15
22	Confidentiality.........................................................................................	16
23	Errors and Omissions ..............................................................................	17
24	Insolvency ...............................................................................................	17
25	Arbitration ...............................................................................................	18
26	Service of Suit .........................................................................................	19
27	Governing Law........................................................................................	20
28	Entire Agreement ....................................................................................	20
29	Severability..............................................................................................	20
30	Intermediary ............................................................................................	21
31	Mode of Execution..................................................................................	21
	Company Signing Block ........................................................................	22

Exhibits
	Exhibit I - Monthly Reinsurance Rates..................................................	23
	Exhibit II - Automatic Reinsurance Binding Limits .............................	24

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LIFE SURPLUS SHARE REINSURANCE CONTRACT TABLE OF CONTENTS
Exhibits (Cont’d)		Page
	Exhibit III – Premium Reconciliation Worksheet................................	25
	Exhibit IV – Interests and Liabilities Agreement ................................	26

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LIFE SURPLUS SHARE REINSURANCE CONTRACT

(the “Contract”)

issued to

PRUDENTIAL INSURANCE COMPANY OF AMERICA, INCORPORATED

Newark, New Jersey

including any and/or all companies that are or may hereafter become affiliated therewith (collectively, the “Company”)

by

THE “SUBSCRIBING REINSURER(S)” IDENTIFIED IN THE INTERESTS AND LIABILITIES AGREEMENT ATTACHED TO AND FORMING A PART OF THIS CONTRACT AS EXHIBIT IV(the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

This Contract is to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Group Life Insurance, including, but not limited to Group Term Life, Group Variable Universal Life, Group Universal Life Policies and Survivor Income Benefit, including Waiver of Premium benefits, in force at the inception of this Contract, or written or renewed during the term of this Contract by or on behalf of the Company, subject to the terms and conditions herein contained.

ARTICLE 2

RETENTION AND LIMIT

A.

The Company shall retain not less than $1,000,000 of its gross liability on each Person during the term of this Contract. The Company shall cede and the Reinsurer shall accept the Company’s First Surplus liability, not to exceed the lesser of seven times the Company’s retention or $7,000,000 each risk.

B.	Notwithstanding the above, the Reinsurer’s liability as respects any one Policy reinsured under this Contract shall not exceed $100,000,000 any single Event.
C.

The Reinsurer shall pay to the Company the Reinsurer’s surplus share proportion of indemnity loss under the Policies, Loss Adjustment Expense and Extra Contractual Obligations covered under this Contract.

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ARTICLE 3

SPECIAL CONDITIONS

A.

Waiver of Premium claimants shall be covered, regardless of their date of disability, provided that the date of death occurs during the term of this Contract. Reinsurance premium will be based on the sum of 100% of the face amount of coverage, plus other life insurance coverages, in excess of the $1,000,000 attachment level for current and future disabled lives covered by this Contract.

B.

Survivor Income Benefits will be covered under this Contract on a lump sum basis. Reinsurance premium will be based on the sum of the amount by which the Present Value Benefit of the Survivor Income Benefit plus other life insurance coverage exceeds the $1,000,000 attachment level. In the event of a claim, the Reinsurer will pay the Company a lump sum payment equal to its share of the present value of the Survivor Income Benefit plus other life insurance benefits. The present value for claims will be that used to determine reinsurance premium. The Company will endeavor to remit reinsurance premiums so that the present value for claims will be equal to that used for reserves (based on Generally Accepted Accounting Principles) as determined by the Company.

C.

Policies with total reinsurance volume in excess of $50,000,000 will be covered if they meet all other underwriting requirements and notification to the Lead Reinsurer will satisfy notice with respect to the $100,000,000 limit per Event.

ARTICLE 4

COMMENCEMENT AND TERMINATION

This Contract shall take effect at 12:01 a.m., Local Standard Time, January 1, 2007, for losses occurring during the term of this Contract, and shall remain in force for an indefinite period but may be terminated at 12:01 a.m., Local Standard Time, January 1, 2009, or any subsequent January 1st, by either party giving to the other 90 days’ prior written notice.

ARTICLE 5

SPECIAL TERMINATION

A.

The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event of any of the following circumstances:

1.	The Subscribing Reinsurer ceases underwriting operations.

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2.	A state insurance department or other legal authority orders the Subscribing Reinsurer to cease writing business, or the Subscribing Reinsurer is placed under regulatory supervision.
3.

The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

4.

The Subscribing Reinsurer’s policyholders’ surplus (or the equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 20% of the amount thereof at any date during the prior 12-month period (including the period prior to the inception of this Contract).

5.

The Subscribing Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract.

6.	The Subscribing Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent.
7.

The Subscribing Reinsurer has been assigned an A.M. Best’s rating of less than “A-” and/or an S&P rating of less than “BBB+”. (However, as respects Underwriting Members of Lloyd’s, London, a Lloyd’s Market Rating of less than “A-” by A. M. Best and/or less than “BBB+” by S&P shall apply.)

B.

Termination shall be effected on a run-off or cut-off basis, at the sole discretion of the Company. The reinsurance premium due the Subscribing Reinsurer hereunder (including any minimum or maximum reinsurance premium) shall be pro rated based on the period of the Subscribing Reinsurer’s participation hereon, and the Subscribing Reinsurer shall immediately

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return any excess reinsurance premium received.

ARTICLE 6

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies written in the United States of America, its territories and possessions and Puerto Rico, wherever occurring.

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ARTICLE 7

EXCLUSIONS

This Contract shall not apply to and specifically excludes:

1.

Liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, that has been declared by any competent authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

2.

Claims under insurance policies issued to professional sports teams which are caused by occupational accidents sustained by insured employees while engaged in travel in connection with their employment.

3.	Long Term Disability and/or salary continuance business.
4.	Military personnel written on a group basis. Employees on leave of absence due to military service will be covered under this Contract as required by USERRA.
5.	Federal Employees Group Life Insurance (FEGLI), Servicemember’s Group Life Insurance (SGLI).
6.	Airport ticket or coupon business.
7.	Assumed Reinsurance, except the JRW portfolio of business, and business that is retroceded back to Prudential.
8.	Any form of reimbursement of liability settlements.
9.	Sickness benefits of any nature whatsoever.
10.	Credit card business, travel card, charge card business, when written as such.
11.	Workers Compensation and Occupational Accident business (all forms).
12.	The AICPA Account (#14273) and business produced by Group Insurance’s Non-Qualified Benefit (PBF) unit.

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ARTICLE 8

SPECIAL ACCEPTANCE

A.	The Company will submit any New Accounts which fall into any of the following categories to the Reinsurer for prior approval:
1.	Any Policy which exceeds the automatic reinsurance binding limits shown on the attached Exhibit II.
2.	Any of the following industries:
a.	Mining, except white collar personnel;
b.	Sports Teams, except front office personnel;
c.	Airlines, except ground personnel;
d.	Oil & Gas (exploration, production or refining), except white collar personnel;
e.	Chemical Processing, except white collar personnel.
3.	Any Policy where the benefit formula contains no age reduction and there are reinsured lives in excess of age 69.
4.	Any Policy where retired lives would be insured for life insurance amounts in excess of $1,500,000.
5.

Any Policy without an actively-at-work provision and New Accounts which cover in-force disabled lives, where any current disabled lives would be insured for life insurance amounts in excess of $1,000,000.

6.	Any Policy where the type of policyholder is an association.
B.

The Company will submit underwriting information to the Lead Reinsurer for any special acceptance as outlined above. The Lead Reinsurer shall be deemed to have accepted a New Account if it has not responded within two (2) business days after the Lead Reinsurer has received the underwriting information for the New Account. All other Subscribing Reinsurers shall follow the underwriting decisions of the Lead Reinsurer.

ARTICLE 9

PREMIUM

A.	The reinsurance premium for each Contract Year shall be calculated by applying the rates shown in the attached Exhibit I to the premium for coverage in excess of $1,000,000 (based

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on the Company’s National Account Organization census as of the end of the Contract Year), times the number of months in the Contract Year. For Policies where reinsurance exposure exists but actual amounts are not obtainable by the end of the Contract Year, reinsurance premium will be the gross premium for such Policies multiplied by a factor. Said factor will be the ratio of the reinsurance premium on all subject Policies with census whose plan design has benefit levels in excess of $1,000,000 divided by the gross premiums on those same Policies. The final premium calculation will be based on the formula demonstrated on the attached Exhibit III.

B.

As premium for the reinsurance provided hereunder during each Contract Year, the Company shall pay the Reinsurer a deposit premium of $17,034,600, to be paid in the amount of $4,258,650 on January 1, April 1, July 1 and October 1 of each Contract Year.

C.

Within 60 days following the end of each Contract Year, the Company shall furnish to the Reinsurer a statement of the reinsurance premium for the Contract Year, calculated in accordance with paragraph A above. Should the premium so calculated exceed the deposit premium paid in accordance with paragraph B above, the Company shall promptly pay the Reinsurer the difference.

D.	The Company shall furnish the Reinsurer with such information as may be required by the Reinsurer for completion of its NAIC annual statements.

ARTICLE 10

EXPERIENCE REFUND

A.

Until agreement is reached that all claims have been reported and settled in full or appropriate provision for incurred but not reported loss reserves (as established by the Company) has been agreed upon, an Experience Refund shall be provided and calculated by the Reinsurer 90 days after each Contract Year, and quarterly thereafter until all claims are settled in full. The Reinsurer will provide a program experience calculation for the Company to confirm. Promptly upon receipt of the Company’s written confirmation of its agreement to the Experience Refund, the Reinsurer will issue the Experience Refund payment.

B.	For the purposes of this Contract, the calculation will be done for each Contract Year, subject to the following:
1.	Requirements. No Experience Refund shall be payable until all reinsurance premium for the Contract Year has been paid in full to the Reinsurer.
2.	Premium Credit. The Reinsurer shall calculate a premium credit in the amount of 71.2% of the premium received by the Reinsurer for the Contract Year.

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3.	Losses. The Reinsurer shall calculate the final amount of losses that have been or shall be reimbursed to the Company for the Contract Year.
4.	Net Balance. The Net Balance for the Contract Year is the Premium Credit less the Losses.
5.	Experience Refund. The Experience Refund shall be 100% of the Net Balance, provided that the Net Balance is greater than zero.
6.	Deficit Balance. Deficit Net Balances will not be carried forward into the subsequent Contract Years.

ARTICLE 11

DEFINITIONS

A.	“First Surplus Liability” means that portion of the Company’s gross liability on any one person, remaining after application of the Company’s net retention.
B.	“Contract Year” means the period from 12:01 a.m., Standard Time, January 1, 2007, to

12:01 a.m., Standard Time, January 1, 2008, and each respective 12-month period thereafter that this Contract continues in force. In the event this Contract is terminated, the final Contract Year shall be the period from the beginning of the then current Contract Year through the effective time and date of termination.

C.

“Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1.	court costs;
2.	costs of supersedeas and appeal bonds;
3.	monitoring counsel expenses;
4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;
5.	post-judgment interest; and
6.	pre-judgment interest, unless included as part of an award or judgment.

“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees and office and other overhead expenses.

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D.

“Event” means the sum of all individual losses arising out of one or more associated events or occurrences. Events or occurrences will be deemed associated to the extent that they have a common cause or are a chain of events or occurrences forming a part of a schematic whole, even if the events or occurrences themselves are separate in time and place. For these purposes, a series or sequence of events or occurrences reasonably likely to have been caused by one or more persons acting in concert or in accordance with a plan or design will be deemed to have a common cause.

E.	For purposes of the Special Acceptance Article, “New Account” means a new client to the Company or an existing client who has modified its plan design.
F.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

ARTICLE 12

EXTRA CONTRACTUAL OBLIGATIONS

A.

“Extra Contractual Obligations” are obligations outside of the contractual obligations of the Policy and include but are not limited to punitive damages, bad faith damages, compensatory damages, and other damages or statutory penalties which may arise from willful and/or negligent acts or omissions by the Company.

B.

The Company will promptly notify the Reinsurer of its intention to contest, compromise or litigate a claim involving a subject Policy. At the Reinsurer’s request, the Company will provide the Reinsurer an opportunity to review the claim file, including any other relevant information. The Company will also provide the Reinsurer prompt notice of any legal proceedings initiated against the Company in response to its denial of a claim on a Policy. If the Reinsurer elects not to participate, it shall pay the Company, within 10 business days of such election, the reinsured amount of the claim. The Reinsurer’s payment of the reinsured amount in accordance with this Article will discharge its obligations in full with respect to the affected claim.

C.

The Reinsurer is not liable for Extra Contractual Obligations unless it has concurred in writing with the actions of the Company which ultimately led to the imposition of the Extra Contractual Obligations. In these situations, the Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but, all factors being equal, the Reinsurer’s assessments would be in proportion to the risk accepted for the reinsured Policy involved. If the Reinsurer has not responded in writing to the Company’s notification of a potential Extra Contractual Obligation claim within 10 working days of receipt of such notification, the Reinsurer shall be deemed to have concurred with the Company’s actions regarding such claim. The Reinsurer will pay its share of any Extra Contractual Obligations arising from claims actions with which it has concurred or has been deemed to have concurred.

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D.	Any notice or response required under this Article shall be in writing and sent certified or registered mail, return receipt requested, or by overnight courier service.
E.	Loss Adjustment Expense in respect of Extra Contractual Obligations shall be covered hereunder in the same manner as other Loss Adjustment Expense.
F.

Notwithstanding anything stated herein, this Contract will not apply to any Extra Contractual Obligations incurred by the Company as a result of any negligence, fraud or wrong doing by any employee or officer of the Company or an agent representing the Company.

G.	In no event shall coverage be provided to the extent not permitted under law.

ARTICLE 13

CLAIMS NOTICE

A.

The Company will notify the Reinsurer as soon as reasonably possible after the Company receives any type of claim on a subject Policy. Copies of all relevant claims papers will be sent promptly by the Company to the Reinsurer. The settlement made by the Company will be unconditionally binding on the Reinsurer.

B.	The Company will provide the Reinsurer with further reports and papers reasonably required by the Reinsurer for its consideration of the claim.

ARTICLE 14

CLAIMS PAYMENT

A.

The Reinsurer will be liable to the Company for the benefits reinsured and, except as provided in the Retention and Limit Article, the reinsurance provided hereunder will not exceed the Company’s contractual liability under the terms of its Policies less the amount retained. The payment of death claims by the Reinsurer will be in one lump sum regardless of the mode of settlement under the Policy. Such a lump sum will be the Reinsurer’s share of the face amount of the Policy. The Reinsurer’s share of interest, which is based on the death proceeds paid by the Company, will be payable in addition to the death claim settlement. Such interest is not considered a claim expense.

B.

For claims on Accelerated Benefits riders reinsured under this Contract, the benefit amount payable by the Reinsurer will be calculated by multiplying the total accelerated death benefit rider payout by the ratio of the reinsured amount to the face amount. The Company’s retention and the amount of the reinsurance shall be reduced proportionately as a result of an Accelerated Benefit claims payment.

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C.

Should any claim be settled on a reduced compromise basis, or should a contested claim be settled for a reduced sum, the Company and the Reinsurer will participate in such reductions in proportion to their respective liabilities under the Policy or Policies reinsured.

D.	The Reinsurer may pay its share of the death benefit if it does not deem it advisable to contest the claim.

ARTICLE 15

ORIGINAL CONDITIONS

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

ARTICLE 16

NET RETAINED LINES

A.	This Contract applies only to that portion of any loss that the Company retains net for its own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company).
B.

The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

C.

This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract except as may be expressly provided otherwise herein.

ARTICLE 17

CURRENCY

A.	Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars.
B.	For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted

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into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.

ARTICLE 18

COMPLIANCE

A.

The Company represents that to the best of its knowledge and belief it is, and shall use its best efforts to continue to be, in substantial compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Contract (collectively, the “Law”). This includes the maintenance of an effective anti-money laundering policy, to the extent the Company is required to have such a policy in place. Neither the Company nor the Reinsurer shall be required to take any action under this Contract that would result in it being in violation of the Law, which for purposes of the Reinsurer shall include requirements enforced by the U.S. Treasury Department Office of Foreign Asset Control. The Company and the Reinsurer acknowledge and agree that a claim under this Contract is not payable if payment would cause the Reinsurer to be in violation of the Law. Should either party discover a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions. The Company will return the reinsurance payment to the Reinsurer, to the extent, and at such time, as permitted by Law.

B.

The Company represents that, to the best of its knowledge and belief, it has secured all necessary federal and state licenses and approvals, and it is operating in compliance with federal and state insurance laws and regulations.

C.

The parties intend that the Company will receive full statutory reserve credit for the subject Policies with all regulatory authorities having jurisdiction over the Company’s reserves. In the event the Reinsurer is not licensed or accredited by any such regulatory authority, then the Reinsurer agrees to ensure that this is accomplished.

ARTICLE 19

TAXES

A.

In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.

B.	1. Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

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2. In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct 1% from the amount of the return, and the Company or its agent, in their sole discretion, should take reasonable steps to recover the Tax from the U.S. Government.

ARTICLE 20

DAC TAX

A.

The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.8482(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

1.

The party with the net positive consideration for this Contract for each taxable year will capitalize specified policy acquisition expenses with respect to this Contract without regard to the general deductions limitation of Section 848(c)(1);

2.	Both parties agree to exchange information pertaining to the amount of net consideration under this Contract each year to ensure consistency.

B.	The term “net consideration” will refer to the net consideration as defined in Regulation Section 1.848-2(f).
C.

The Company and the Reinsurer will report the amount of net consideration in their respective federal income tax returns for the previous calendar year. The Company and the Reinsurer will also attach a schedule to their respective federal income tax returns which identifies the Contract as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848.2(g)(8) has been made.

D.	This DAC Tax Election will be effective for all years for which this Contract remains in effect.
E.

The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

ARTICLE 21

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract

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and up to one hundred eighty (180) days after the expiration of this Contract.

Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.

ARTICLE 22

CONFIDENTIALITY

A.	Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:
1.	The information becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information;
2.	The information is independently developed by the recipient;
3.	The disclosure is required by the Reinsurer for retrocession purposes;
4.	The disclosure is required by external auditors; or
5.	The disclosure is mandated by law.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Company.

B.	In addition, the Reinsurer and its representatives and service providers will protect the confidentiality of Non-Public Personal Information, as defined below, by:
1.	Holding all Non-Public Personal Information transmitted to them by or on behalf of the Company in strict confidence;
2.	Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;
3.	Using Non-Public Personal Information only in the ordinary course of business to carry out Reinsurer’s obligations under this Contract; and
4.	Disclosing Non-Public Personal Information to third parties only as necessary to perform services under the Contract, for purposes of retrocession, or as may be required or permitted by law.

“Non-Public Personal Information” is personally identifiable medical, financial and other

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personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants and beneficiaries of subject Policies, and their representatives, that is not publicly available. “Non-Public Personal Information” does not include de-identified personal data.

The Company will use its best efforts to obtain, if required by any law, appropriate consent to the collection, use and disclosure of Non-Public Personal Information, from each insured to enable the parties to fully exercise their rights and perform their obligations under this Contract.

ARTICLE 23

ERRORS AND OMISSIONS

A.

Any unintentional or accidental failure to comply with the terms of this Contract which can be shown to be the result of an oversight, misunderstanding or clerical error, by either the Company or the Reinsurer, will not be deemed to be a breach of this Contract. Upon discovery, the error will be corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred.

B.

This provision will apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Contract and not to the administration of the insurance provided by the Company to its insureds.

C.	Notwithstanding the above, the Reinsurer will not provide reinsurance for Policies that do not satisfy the terms of this Contract.

ARTICLE 24

INSOLVENCY

A.

If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article will apply severally to each such company. Further, this Article and the laws of the domiciliary state will apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws will prevail.

B.

In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor,

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either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

D.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies).

ARTICLE 25

ARBITRATION

A.

Any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested, or by overnight courier service.

B.

One arbitrator shall be chosen by each party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ prior notice by certified or registered mail, or by overnight courier service,

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of its intention to do so, may appoint the second arbitrator.

C.

If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS). The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

D.	Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules of hearings.
E.

The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Newark, New Jersey, or at such other place as the parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.

The panel shall interpret this Contract as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Notwithstanding anything to the contrary in this Contract, the arbitrators may, at their discretion, request and consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Contract. Judgment upon an award may be entered in any court having jurisdiction thereof.

G.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

ARTICLE 26

SERVICE OF SUIT

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A.

This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.

This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

C.

In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the

Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.

Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.

Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 27

GOVERNING LAW

This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of New Jersey, exclusive of the rules with respect to conflicts of law, and

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except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

ARTICLE 28

ENTIRE AGREEMENT

This Contract, including any schedules, attachments and/or exhibits hereto, contains the entire agreement between the parties with respect to its subject matter. No representations, promises, understandings or agreements, oral or otherwise, between the parties not contained in this Contract or attached to it shall be of any force or effect. Any additions or amendments to this Contract shall be of no force or effect unless in writing and signed by the parties.

ARTICLE 29

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state,

but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 30

INTERMEDIARY

Guy Carpenter & Company, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expense, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Guy Carpenter & Company, LLC, 3600 Minnesota Drive, Suite 400, Edina, Minnesota 55435. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

ARTICLE 31

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MODE OF EXECUTION

A.	This Contract may be executed by:
1.	an original written ink signature of paper documents;
2.	an exchange of facsimile copies showing the original written ink signature of paper documents;
3.

electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.

The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

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IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this _____ day of __________, in the year of ________.

PRUDENTIAL INSURANCE COMPANY OF AMERICA, INCORPORATED

including any and/or all companies that are or may hereafter become affiliated therewith

_________________________________________________________________________________

LIFE SURPLUS SHARE REINSURANCE CONTRACT

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EXHIBIT I - MONTHLY REINSURANCE RATES

Monthly Reinsurance Rates

Unisex and Waiver of Premium

Age Range	Monthly Rates Per Thousand
Up to age 19	0.042
20 to 24	0.042
25 to 29	0.042
30 to 34	0.048
35 to 39	0.061
40 to 44	0.082
45 to 49	0.124
50-54	0.206
55-59	0.320
60-64	0.511
65-69	0.857
70-74	1.488
75–79	2.911
80+	5.702

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EXHIBIT II - AUTOMATIC REINSURANCE BINDING LIMITS

	Guarantee Issue Limit			Maximum Term Life Insurance
Covered Lives	Basic	Optional	Combined	Basic	Optional	Combined
200-500	All Guarantee Issue	$250,000	$750,000	$500,000	$500,000	$1,000,000
500 - 999	All Guarantee Issue	$500,000	$1,500,000	$1,000,000	$1,000,000	$2,000,000
1,000 - 2,499	All Guarantee Issue	$500,000	$1,500,000	$1,000,000	$1,500,000	$2,500,000
2,500 - 4,999	All Guarantee Issue	$750,000	$1,750,000	$1,000,000	$2,000,000	$3,000,000
5,000 - 7,499	All Guarantee Issue	$750,000	$2,750,000	$2,000,000	$2,500,000	$3,750,000
7,500 - 9,999	All Guarantee Issue	$750,000	$2,750,000	$2,000,000	$2,500,000	$4,000,000
10,000 - 24,999	All Guarantee Issue	$750,000	$2,750,000	$2,000,000	$2,500,000	$4,000,000
25,000 +	All Guarantee Issue	$750,000	$2,750,000	$2,000,000	$4,000,000	$6,000,000

* For the purposes of grandfathered lives, the Company will include existing employees if their grandfathered amounts are at or below the combined maximum Term Life limits shown.

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EXHIBIT III - PREMIUM RECONCILIATION WORKSHEET

NAO Clients Premium

Clients plan
design allows for
amounts xs $1
million	Lives	Volume	Total NAO Premium
total w census	4,224,211	268,443,771,427	$995,105,325 (1)
total w/o census	1,720,149	157,008,263,471	$271,529,990 (2)
Total	5,944,360	425,452,034,898	$1,266,635,315 (3)
	0.214371088 (4) = (2)/(3)

Census xs
Age	Rate	1,000,000	Premium
<30	0.042	$ 107,993,183	$ 54,429
30 – 34	0.048	$ 177,473,822	$ 102,225
35 – 39	0.061	$ 570,591,406	$ 417,673
40 – 44	0.082	$1,109,595,817	$1,091,842
45 – 49	0.124	$1,326,940,344	$1,974,487
50 – 54	0.206	$ 915,823,661	$2,263,916
55 – 59	0.320	$ 623,887,570	$2,395,728
60 – 64	0.511	$ 326,086,072	$1,999,560
65 – 69	0.857	$ 87,119,700	$ 895,939
70 – 74	1.488	$ 25,487,383	$ 455,103
75 – 79	2.911	$ 4,492,290	$ 156,925
80 – 84	5.702	$ 7,336,000	$ 501,958
			(a) – annual premium for
			volume xs $1M where census
			$12,309,785	is available
			$ 3,358,917	(b) = (a)/(1-(4))*(4)
			$15,668,701	(c) = (a) + (b)
				(d) = (c)/.9 where .9 is subject
				to adjustment and assumes
				NAO volume xs $1M = 90%
			$17,409,668	of total volume xs $1M

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EXHIBIT IV - INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

RELIASTAR LIFE INSURANCE COMPANY

(the “Subscribing Reinsurer”)

as respects the

LIFE SURPLUS SHARE REINSURANCE CONTRACT

Effective: January 1, 2007 (the “Contract”)

issued to and executed by

PRUDENTIAL INSURANCE COMPANY OF AMERICA, INCORPORATED

Newark, New Jersey

including any and/or all companies that are or may hereafter become affiliated therewith (collectively, the “Company”)

The Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be 35.00%.

The share of the Subscribing Reinsurer in the interests and liabilities of the Reinsurer in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of such other subscribing reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Local Standard Time, January 1, 2007 and shall be subject to the provisions of the Commencement and Termination Article and the Special Termination Article and all other terms and conditions of the Contract.

Premium and loss payments made to Guy Carpenter shall be deposited in a Premium and Loss Account in accordance with Section 32.3(a)(1) of Regulation 98 of the New York Insurance Department. The Subscribing Reinsurer consents to withdrawals from said account in accordance with Section 32.3(a)(3) of the Regulation, including interest and Federal Excise Tax.

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Brokerage for Guy Carpenter (US) hereunder is 5.0% of gross ceded premium for the first $2,000,000 of ceded premium for each Contract Year and 3.0% of gross ceded premium in excess of $2,000,000 for each Contract Year.

IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized representative as follows:

on this __________ day of _____________________________, in the year_______.

ING REINSURANCE

ON BEHALF OF

RELIASTAR LIFE INSURANCE COMPANY

_________________________________________________________________________________

Market Reference Number:

PRUDENTIAL INSURANCE COMPANY OF AMERICA, INCORPORATED

LIFE SURPLUS SHARE REINSURANCE COMPANY

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